Exhibit 99.3

Corrected Reconciliation of Net Cash Provided by (Used in) Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007
Net cash provided by (used in) operating activities	$696	$11,362	$2,043	$(3,718)	$5,909
Changes in working capital items and other	(8,140)	(3,396)	198	9,786	(11,523)
Provision (benefit) provision for income taxes	8,014	(24,090)	(3,327)	437	(3,923)
Change in deferred taxes	(5,286)	24,752	3,339	(361)	4,029
Interest expense	3,908	3,999	4,214	4,328	4,401
Return of investment in unconsolidated affiliates	—	182	713	1,085	1,797

EBITDA **	$(808)	$12,809	$7,180	$11,557	$690

**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company's performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company's ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.